Exhibit 99.1

FPB Bancorp, Inc. Reports First Quarter Results

PORT ST. LUCIE, Florida, April 28th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today a first quarter net loss of $2.4 million or $(1.17) per common share, a decrease of $3.4 million from the fourth quarter 2009 loss of $5.8 million, resulting in a 58% improvement.  Compared to the first quarter of 2009, the net loss of $2.4 million at March 31, 2010 is an increase of $1.7 million over the $762,000 net loss at March 31, 2009.  Total consolidated assets at the end of the first quarter of 2010 were $256.4 million, as compared to $248.2 million at the end of 2009, an increase of $8.2 million or 3.3%.

The provision to the allowance for loan losses was $1.9 million for the three months ended March 31, 2010, compared to $1.1 million for the three months ended March 31, 2009, which directly impacted the first quarter earnings.  The allowance for loan losses totaled $5.6 million at March 31, 2010 (2.95%), compared to $4.7 million at December 31, 2009 (2.49%).

David W. Skiles, President & CEO, said, “The increase in our net losses for the first quarter of 2010 compared to the first quarter of 2009 is a direct result of additional loan loss reserves due to continued economic strain and declining real estate values in our market area.  Unfortunately, we are doing business in one of the hardest hit areas of the country.  We continue to aggressively manage our problem loans, but at the same time, the regulatory environment has become ultra-conservative and our regulators are requiring unprecedented loan loss reserves, based on collateral appraisals that now seem to seek the lowest possible value.”

Other items impacting financial results for the first quarter of 2010 include:

•	The net interest margin was 3.18% for the quarter ended March 31, 2010, an increase over the ratio of 2.81% for the quarter ended December 31, 2009.

•	Average net investment in impaired loans for the quarter ended March 31, 2010 were $19.4 million, as compared to $21.2 million for the year ended December 31, 2009, a reduction of $1.8 million or 9%.

•	Non-performing loans at March 31, 2010 were $16.6 million, compared to $16.0 million at December 31, 2009, an increase of $600,000 or 4%.

•	Foreclosed assets decreased from $6.7 million at December 31, 2009 to $6.0 million at March 31, 2010, a decrease of $688,000 or 10%.

•	Past-due loans decreased from 11.30% at March 31, 2009, to 7.78% at March 31, 2010.

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The cost of interest bearing liabilities totaled 2.14% for the quarter ended March 31, 2010, 78 basis points lower than the fourth quarter of 2009, and 122 basis points lower than the first quarter of 2009.

Mr. Skiles continued, stating, “Although we were considered “Adequately Capitalized” at December 31, 2009, following our most recent FDIC Safety and Soundness Examination, we will fall below “Adequately Capitalized” for total risk-based capital purposes when we file our first quarter report.  In the fourth quarter of 2009, when we last attempted to raise capital, the capital markets unfortunately contracted.  Management continues to pursue capital alternatives and is developing a strategy to return to “Well Capitalized” as quickly as possible.  In the meantime, we seek operational efficiencies at all levels of the organization, as evidenced by the increase in our net interest margin to 3.18% for the quarter ended March 31, 2010, from 2.81% for the quarter ended December 31, 2009.”

In conclusion, Mr. Skiles stated, “The board and management of FPB Bancorp, Inc. are determined to work together to persevere through these troubled times and return our franchise to profitability.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

FPB Bancorp, Inc. has filed a registration statement (including a prospectus) (SEC File Number 333-161965) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-254-2265.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952